Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2012 relating to the financial statements of American Midstream Partners, LP, which appears in American Midstream Partners, LP’s Annual Report on Form 10-K for the year ended December 31, 2011.

PricewaterhouseCoopers LLP

Denver, Colorado

August 13, 2012